Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-79407 and No. 333-100625, and Form S-8 No. 333-206974, No. 333-155211, No. 333-32646, No. 333-105926 and No. 333-119620) of Westell Technologies, Inc. and Subsidiaries and in the related Prospectuses of our report dated May 24, 2016,except for the change in segments reporting as described in Note 9, as to which the date is May 26, 2017, with respect to the consolidated financial statements and schedule of Westell Technologies, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended March 31, 2017.

/s/ Ernst & Young LLP

Chicago, Illinois
May 26, 2017